Exhibit 10.1

LOAN AGREEMENT
(English Translation)

Important note: Party A and Party B must read through this entire agreement, especially the terms marked with ▲▲. If there are any questions, please make sure to ask Party C for clarification.

Borrower (hereinafter, known as "Party A"):
Perfectenergy (Shanghai), Ltd.

Legal representative (Corporate representative): Zhang Feng-ying

Official address:	679 Shenfu Road Factory # 5
Xinzhuang Industry Zone
Shanghai, China
Mailing address:	679 Shenfu Road Factory # 5
Xinzhuang Industry Zone
Shanghai, China

Document type: Corporate Operation License
Document Number: Independent corporation Hu Series 038833 (Min branch)
Zip Code: 201108 Tel: 54831028

Principal (hereinafter, known as “Party B”):
Shanghai Phoenix Technology Entrepreneurial Investment Inc, Ltd.

Legal representative (Corporate representative): Zhang Ya-ming

Official address:	Suite A Floor 16th
760 Dongchangzhi Road
Mailing address:	Suite A Floor 16th
760 Dongchangzhi Road

Lender (hereinafter, known as “Party C”)
Bank of Communication Limited Shanghai Yangpu Branch

Corporate representative: Wu Fu-sheng
Mailing address: 1317 Changyang Road

Party B and Party C have signed a General Credit Agreement, agreement number 31010020061B00000100.Now per Party A’s request, Party B agrees to Party C’s issuing a loan to Party A. This agreement is entered into by all three parties to define each party’s right and obligation.

1.	Content of loan

1.1 Loan amount: Five million RMB
1.2 Purpose of the loan: support business operations

1.3 Term of the loan: From April 21, 2006 to October 24, 2006

2.	Interest rate and the calculation of interest

2.1
Interest rate: 6% annual interest rate. Monthly interest rate = annual interest rate/12, daily interest rate=monthly interest rate/30. In accordance with all related regulation and the interest rate policy set by the People’s Bank of China, Party A and Party B should finalize the interest rate through negotiations. Party B should be notified in writing about the finalized interest rate three business days prior to the finalizing. Once Party C receives a Consignment Credit Interest Rate Adjustment Notice, Party C should adjust to the new interest rate according to the timing set forth in the notice.

2.2
Calculation formula for load interest: interest of the load = the interest rate agreed in this agreement x borrowed amount x number of days. The number of days will start counting from the date the loan is released on the due date.

2.3
This agreement will calculate the interest using the first option listed below. When the loan is mature, the principal and interest should be all paid off. The final date of the interest rate calculations is the date when all interest should be paid off.

1 - Monthly payment: Party B should pay Party C the interest on the 20th of each month.

2 - Quarterly payment: Party B should pay Party C the interest on the 20th of the last month of each quarter.

3.	The release of the loan and payment

3.1	To receive the loan, Party A must start all the related application three bank business days prior. Party A must match the following loan release plan:

Date of loan release: April 25, 2006
Amount of the loan: Five million RMB

3.2	Party C has the right to refuse the release of the loan if the following conditions are not fulfilled.

1)	The remaining balance of the trust deposit account that Party B opened in Party C’s bank cannot be less than the loan amount.

2)	Party C must receive an Authorization of Loan Release from Party B.
3)	The contract of guarantee affixed in this agreement (if applicable) must have come into force and still valid.

3.3	The actual released amount of the loan and the date of loan release must follow the Lending Credence.

3.4
Party A should pay back the loan according to the timing set in term 1.3 and the plan below. If the maturity date listed in the Lending Credence is different from what is listed in this agreement, please follow the Lending Credence:

Date of maturity: October 24, 2006
Amount of Payment: Five million RMB

3.5	Party A should pay Party B the interest through Party C. Party A should authorize Party C to withdraw corresponding amounts as interest payments from Party A’s account maintained at Party C.

3.6
With the written approval of Party B, Party A may pay off certain portions or the entire loan amount ahead of schedule. Party C should start the advanced loan payment procedure based on Party B’s Notice for Advanced Loan Payment.

4.	Transaction fee

4.1
As set forth by this agreement, Party B should pay the Party B transaction fee for the consignment loan. Party C is authorized to deduct the transaction fee directly from Party A’s interest payment made to Party B, or it can be withdrawn from Party B’s trust deposit account opened in Party B’s bank

4.2	The transaction fee will be paid using the first option listed below:

1 - Periodic payment: The payment cycle is the same as term 2.3 used for loan interest rate cycle. Each transaction fee should be paid on the date when the interest is paid.

The monthly rate of the transaction fee is 0.3%. The daily rate = Monthly rate/30. Daily transaction fee = the remaining loan balance on that date x daily rate. The total transaction fee of each period is the sum of each daily transaction fee during that given period.

The last transaction fee payment of any loan agreed upon in this agreement should be paid by the loan maturity date.

2 - One time payment: If the loan is divided into different payment releases, the transaction fee should be paid each time the loan is released. The transaction fee payment date is set using the N/A option listed below:

1) The date when the loan is released.

2) The date ____N/A_____ agreed by Party B and Party C. The date agreed should not be later than the loan maturity date under all circumstances.

Monthly rate for the transaction fee is ___%. The daily rate = monthly rate/30. Transaction fee = released loan amount x rate of transaction fee agreed upon in this agreement x days of loan agreed in this transaction

▲▲4.3 If the loan payment is overdue, Party C will not stop charging the transaction fee set forth in this agreement until Party B pays off the principal and interest.

When the loan is paid off earlier, the outstanding transaction fee should be calculated and paid off as well. As to the loan that is paid off ahead of schedule, Party C will not reimburse the paid transaction fee.

5.	Loan extension

If an extension is needed, Party A should inform Party C by sending a Consignment Loan Extension Request fifteen days before the maturity date together with written approval from Party B. Party C should start the consignment loan extension procedure according to the Consignment Loan Extension Request approved by Party B. Party B is responsible for its loss due to the loan extension.

▲▲ 6. Party A’s statement and guarantee

6.1
Party A is an independent legal entity. Party A has all necessary eligibility. Party A is able to, in its name, fulfill the obligations set forth in this agreement and be responsible for its own civil liability.

6.2	It is Party A’s true intent to sign and execute this agreement. Party A confirms all consents, approval and authorization without any legal ambiguity.

6.3
All documentation, reports, materials and information are all true, complete, accurate and valid. Party A has not withheld from Party B or Party C any information that might impact such party’s financial health or solvency.

7.	Party A’s obligation

7.1 Party A should pay back the loan principal and interest according to the schedule and amount set forth in this agreement.

7.2 Party A should not use this loan an inappropriate purpose.

▲▲ 7.3 Party A is responsible for all expenses related this agreement, including, but not limited to, notarization fees, appraisal fees, evaluation fees and registration fees.

▲▲ 7.4 Party A should follow all regulations and general rules set by Party B and the industry, including, without limitation, the following: Party B and Party C’s inquiry about the use of the loan, and the supervision and audit of Party A’s operations. Party A should submit all financial reports and all other materials and information as requested by Party B and Party C, and guarantee the authenticity of such other materials and information.

▲▲ 7.5 If any of the following occurs, Party A should inform Party B and Party C in writing at least 30 days prior to such occurrence. In any event, Party A can not take any action unless the principal and interest are paid off, or Party B approves Party A’s payment proposal and guarantee:

1)	Any selling, giving away, leasing, transferring, collateralizing, hypothecation or other way of managing its important asset, partial assets or all assets.

2)
Changes or possible changes to the operating system or ownership, including, but not limited to, implementation of contracting, leasing, pooling, restructuring of corporate operation, restructuring of joint-stock cooperation, the sale of the corporation, merger (acquisition), joint venture, corporate separation, setting up subsidiary, transfer of ownership, capital reduction, etc.

▲▲ 7.6 If any of the following occurs or is likely to occur, Party A should inform Party B and Party C in writing at least 7 days before the date of occurrence or likely occurrence:

1)
Changes related to business registration, such as revision of corporate statute, change of company name and legal representative (corporate representative), location, mailing address or change of business scope, as well as decisions that would impact finance and human resource.

2)	Voluntary bankruptcy by Party A or its guarantor, or involuntary bankruptcy of Party A by its creditors.

3)	Being involved in a big lawsuit or arbitration case, or having its main assets attached or subject to other similar measures.

4)	Being a guarantor for a third party, resulting in negatively impacting its financial condition or the ability to fulfill its obligations.

5)	Signing a contract that will materially affect its operations and financial situation.

6)	Party A or its guarantor stops its operations, shuts down or dissolves its business, or is forced to close down its business, or has its business license suspended.

7)	Party A, its legal representative (corporate representative), or its primary management personnel is involved in illegal activities.

8)	Any event leading to the deterioration of Party A’s financial health or that has a negative impact on Party A’s operations, finances or solvency.

▲▲ 7.7 If there are any changes related to the consignment set forth in this agreement and will do harm to the creditor, at the request of Party B and Party C, Party A should change to another consignment that is approved by Party B.

The “changes” mentioned in this agreement include, but are not limited to, an event where the trustee stops operations, shuts down business, dissolves its business, closes down business due to a forced structure reorganization, or its license is being suspended; there are big changes in trustee’s business operations and financial situation; the trustee is involved in a big lawsuit or arbitration case; the value of the consignment asset is reduced or is possibly being reduced, or the asset is being lifted or under the imposition of another forced measure; the trustee is involved in illegal activities; the trustee has a dispute with Party A; the trustee requests cancellation of the consignment agreement; the consignment agreement does not come into force, or is invalid or is void; the consignment asset is illegitimate or is invalid; or something has happened that will affect Party B’s claim.

8. Other terms

▲▲ 9. The advancement of loan maturity

If any of the following occurs, Party B or Party C has the right to stop the release of the remaining loan, and unilaterally announce the advancement of the maturity of the entire principal or partial principal, and Party A will be required to pay off all the outstanding principal and interest payments. When Party B is exerting its right, Party B should ask Party C to handle all requests. Party C will take corresponding measurement according to Party B’s written notice:

1)	Any of Party A’s statements and guarantees made in Section 6 are untrue.
2)	Party A breaches this agreement.
3)	One of the events listed in Section 7.6 actually occurs, which Party B believes affects the safety of its claim.

10. Breach of contract

10.1 If Party A does not make the principal payment or interest payment in full and on time, or does not use the loan for the purpose set forth in this agreement, Party C will charge the overdue interest payment or charge penalty interest for impropriate usage of the loan. The penalty interest rate for overdue payment is a 40% increase of the interest rate set forth in this agreement. The penalty interest rate for impropriate use of the loan is an 80% increase of the interest rate set forth in this agreement.

10.2 If Party A does not make the principal payment or interest payment in full and on time, Party A is liable to pay for all expenses that Party B and Party C incur in realizing their claims. This includes, but is not limited to, dunning, legal fees, insurance, announcement costs, execution costs, attorneys’ fees, travel expenses and other related expenses.

10.3 If Party A tries to avoid Party B’s supervision, is in default on the principal and interest payments or deliberately evades payment, Party B and Party C can report such an event to relevant government departments and news media.

11. Dispute resolution

Disputes arising under this agreement will be settled using the first option listed below. During the dispute, each party still needs to fulfill the terms that are not in dispute.

1)	File a lawsuit in the local court where Party C is.
2)
Bring the dispute to _________ arbitration commission to apply for arbitration. The arbitration commission will conduct the arbitrament according to its current regulations. The arbitrament decision of the commission is final, and applies to each party.

12. Other terms

12.1 The Lending Credence and all related documents and information verified by the three parties are integral components of this agreement.

12.2 This agreement will come into force upon each party’s signature. The following constitute a signature to this agreement: if the party is an individual business owner, the signature will be the signature of the business owner (and a stamp should be added if the individual business owner has one); if the party is a corporation or other organization, then its legal representative (corporate representative) or authorized representative should sign the agreement with a stamp.

12.3 This agreement has four official copies. The threes parties and the trustee each keep one copy.

Party A and Party B have read through the above terms. Per Party A and Party B’s request, Party C has provided all explanations accordingly. Party A and Party C agree to each term.

Party A (stamp)

Legal Representative (corporate representative) or authorized representative (signature or stamp)

Date: 04/25/2006

Party B (stamp)

Legal Representative (corporate representative) or authorized representative (signature or stamp)

Date: 04/25/2006

Party C (stamp)

Legal Representative (corporate representative) or authorized representative (signature or stamp)

Date: 04/25/2006